EXHIBIT 35.1

VW Credit, Inc. Annual Servicer Compliance Statement

Pursuant to Section 7.11 of the Transaction SUBI Servicing Supplement

And Item 1123 of Regulation AB

VOLKSWAGEN AUTO LEASE TRUST 2023-A

The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer (the “Servicer”), under the Transaction SUBI Supplement 2023-A to Servicing Agreement dated as of September 19, 2023 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Transaction SUBI Servicing Supplement”), by and among VW Credit Leasing, Ltd., VCI, as Servicer, and U.S. Bank Trust Company, National Association, as SUBI Trustee, does hereby certify that:

1.	A review of the activities of the Servicer during the period from September 19, 2023 through December 31, 2023, and of its performance under the Transaction SUBI Servicing Supplement, was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Transaction SUBI Servicing Supplement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 27th day of March 2024.

/s/ Garett Miles
Garett Miles
Head of Securitization and Assistant Treasurer